Exhibit 99.2

Contact:

Howard Cohl
President
Affinity Media International Corp.
(310) 479-1555

FOR IMMEDIATE RELEASE

AFFINITY MEDIA INTERNATIONAL CORP.
COMPLETES INITIAL PUBLIC OFFERING

NEW YORK, NEW YORK, June 9, 2006 - Affinity Media International Corp. (the “Company”; OTCBB:AFMIU) announced today that its initial public offering of 2,750,000 units was consummated. Each unit consists of one share of common stock and two warrants.

The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $16,500,000 to the Company. Maxim Group LLC acted as lead underwriter for the initial public offering. A copy of the prospectus may be obtained from Maxim Group LLC, 405 Lexington Ave., New York, NY 10174.

Audited financial statements as of June 9, 2006 reflecting receipt of the proceeds upon consummation of the initial public offering have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

A registration statement relating to these securities was filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of Affinity Media International Corp., nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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